Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Separation Agreement”), delivered to Executive on September 21, 2012, is by and between Mobile Mini, Inc., a Delaware corporation (the “Company”), and Steven G. Bunger (“Executive”) with respect to the following facts:

A. Executive is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated May 28, 2008, as amended by that certain 2009 Amendment to Amended and Restated Employment Agreement dated December 21, 2009 (as amended, the “Employment Agreement”), pursuant to which the Company engaged Executive to serve in the capacities of President and Chief Executive Officer of the Company.

B. The Board of Directors of the Company and Executive have agreed to a transition of leadership of the Company, pursuant to which Executive will voluntarily step down and Executive’s employment with the Company will end effective December 23, 2012 (the “Separation Date”).

C. The parties have agreed to treat Executive’s departure as a termination without Cause for purposes of the Employment Agreement and to provide a severance package to Executive, as described below, in exchange for Executive’s promises in this Separation Agreement and the Amendment to Separation Agreement and General Release of All Claims (“Amendment to Separation Agreement”).

D. Executive has also agreed to voluntarily resign from the Board of Directors of the Company and each of its subsidiaries and as an officer of each of its subsidiaries, effective as of December 23, 2012.

E. The parties desire to settle all claims and issues that have, or could have been raised, by Executive in relation to Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date, including, but not limited to, Executive’s employment with the Company and decision to cease that employment, on the terms set forth below in this Separation Agreement. The parties also desire to settle all claims and issues that have, or could have been raised, by Executive in relation to Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company, up to and including the Separation Date, and for that reason agree to also enter the Amendment to Separation Agreement.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Consideration. Provided Executive enters this Separation Agreement immediately (within the 21-day period ending October 12, 2012) and does not revoke it within the applicable revocation period, and provided further that Executive enters into the Amendment to Separation Agreement on or within five (5) business days after the Separation Date as agreed herein and subject to Executive’s strict compliance with this Separation Agreement, the Company shall provide Executive with the consideration set forth in Section 1.1 and 1.2 below after the Effective Date of this Separation Agreement:

1.1 The Company shall continue to pay Executive’s regular compensation and provide the regular benefits of employment through December 31, 2012, such payments and benefits to be provided in accordance with the Company’s normal payroll and benefits procedures, unless Executive voluntarily resigns as an employee of the Company prior to December 23, 2012, or dies or is otherwise unable to provide said services, in which case Executive’s employment shall end and no further wages or benefits pursuant to this Section 1.1 shall be due, other than those earned as of the effective date of such resignation. Notwithstanding the foregoing, Executive’s regular compensation for the period December 24—December 31, 2012 shall be paid no later than December 23, 2012.

1.2 Upon the Effective Date of the Amendment to Separation Agreement, and in exchange for the promises set forth herein, the Company agrees to provide Executive with the following benefits (“Severance Package”), to which Executive is not otherwise entitled absent Executive entering into this Separation Agreement and Amendment to Separation Agreement. Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Executive in this Separation Agreement and the Amendment to Separation Agreement.

(a) Severance Payment. The Company agrees to provide Executive with a total severance payment equal to an aggregate of Two Million Two Hundred Ninety-Four Thousand Seven Hundred Twenty-Eight Dollars ($2,294,728) (“Severance Payment”), less all appropriate federal and state income and employment taxes. A portion of this sum, in the amount of Ninety-Four Thousand Seven Hundred Twenty-Eight Dollars and 00/100 ($94,728), shall constitute adequate legal consideration for the Separation Agreement (the “Separation Agreement Consideration”), including, but not limited to, Executive’s general release and related promises described in Paragraph 3 and the subsections thereof below, and for Executive’s representation concerning the filing of legal actions described in Paragraph 4 below. The Severance Payment will be paid out in a lump sum on the first regular pay day following the six month anniversary of the Executive’s separation from service provided the Amendment to the Separation Agreement has become effective in accordance with its terms.

(b) Continuation of Group Benefits. During the twenty-four (24) month period following the Effective Date of the Amendment to Separation Agreement (the “Amendment Effective Date”), the Company agrees to provide the Executive with the benefits described in this Section 1.2(b). For the first eighteen (18) months following the Amendment Effective Date, the Company agrees to pay directly to the insurer the premiums required to maintain on behalf of the Executive and his covered dependents the group health insurance benefits (medical, dental, hospitalization) under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive and his covered dependents properly elect to continue and remain eligible for these benefits under COBRA, and do not elect to become covered for health insurance through another employer during this period, and provided further that Executive shall be required to and does contribute such portion of the premiums as he currently contributes for such coverage as of the Separation Date. For the six (6) month period commencing immediately following the expiration of the aforementioned eighteen (18) month period, the Company agrees, at its option, to either: (i) purchase a health insurance policy with benefits equivalent to the benefits available to Executive and his covered dependents pursuant to Executive’s COBRA election, or (ii) to reimburse Executive for all costs incurred by Executive in purchasing such policy, subject to the same provisos set forth in the preceding sentence and the conditions described below. Subject to Section 14, in addition, for the same twenty-four (24) months following the Amendment Effective Date, the Company agrees to pay on behalf of the Executive and his covered dependents and beneficiaries the same or equivalent life insurance and disability insurance benefits which were being provided to the Executive and other members of senior management of the Company as of the Separation Date (but retroactive to December 23, 2012), which benefits are summarized on Exhibit A hereto. The benefits provided in this Section 1.2(b) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage provided the Executive under the plans providing such benefits as of the Separation Date. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. Further, if at any time during the twenty-four (24) month period following the Amendment Effective Date the same benefits provided by the Company to its employees decrease or the cost thereof, in terms of amounts and deductibles and costs to employees increase, then the coverages required to be provided by the Company hereunder shall similarly change to be consistent with such benefits, costs and coverage. This Section 1.2(b) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Separation Date, including, without limitation, retiree medical and life insurance benefits, if applicable. Should the Executive become eligible for benefits through another employer during this time period, Executive agrees to immediately notify the Company and cooperate in providing the Company with adequate information regarding such benefits, and the benefits under this Section 1.2(b) shall be reduced by the amount of such benefits, provided, however, in no event shall the foregoing be interpreted to require Executive to accept benefits from another employer that provide less coverage and/or benefits than Executive is entitled to as of the Separation Date.

(c) Reimbursement of Legal Fees. The Company agrees to pay all reasonable legal fees and related expenses incurred by Executive as a result of entering into this Separation Agreement, subject to a cap of $40,000.

In the event Executive dies following the date of this Separation Agreement, the amounts payable to Executive pursuant to this Section 1 shall be payable to Executive’s heirs. Further, notwithstanding the conditions set forth in Section 2 below, in the event Executive dies following the date of this Separation Agreement, Executive’s right to the equity-based awards shall inure to the benefit of executive’s heirs.

2. Equity-Based Awards; 2012 Bonus. As of the Separation Date, Executive holds the following equity-based awards (a) an aggregate of 74,280 shares of restricted common stock of the Company that are subject to time based (i.e., service based) vesting ( the “Time Based Restricted Shares”); (b) an aggregate of 54,237 shares of restricted common stock of the Company that are subject to performance based vesting (the “Performance Based Restricted Shares”); (c) an aggregate of 58,822 shares of common stock underlying previously granted stock options that are subject to time based vesting (the “Time Based Stock Options”); and (d) an aggregate of 139,557 shares of common stock underlying previously granted stock options that are subject to performance based vesting (the “Performance Based Stock Options”).

2.1 Treatment of Service Based Restricted Stock Awards. To the extent Executive does not voluntarily resign his employment with the Company prior to December 23, 2012, all service-based restrictions on outstanding restricted stock awards held by the Executive as of the Amendment Effective Date shall lapse, and such awards shall be fully vested and non-forfeitable on such date.

2.2 Treatment of Performance Based Restricted Stock Awards. All performance targets and goals applicable to restricted stock awards in respect of any past or future period must continue to be satisfied for each period relevant to such award, provided, however, that all service requirements with respect to such awards shall lapse on the Amendment Effective Date, and further provided, that the 2009 performance based restricted stock grant for 38,064 shares awarded on January 20, 2009 shall become fully (100%) vested on the Amendment Effective Date, without regard to applicable performance targets and goals. The lapse of the service requirements and the vesting of the 2009 performance-based restricted grant referenced in the immediately preceding sentence shall not occur if Executive voluntarily resigns his employment with the Company prior to December 23, 2012.

2.3 Treatment of Stock Options. To the extent Executive does not voluntarily resign his employment with the Company prior to December 23, 2012, all Time Based Stock Options and Performance Based Stock Options shall become fully (100%) vested and shall become immediately exercisable on the Amendment Effective Date. Except for those Options granted to Executive in 2003 and 2004 (the “2003/2004 Options”), Executive (or his estate) shall have the right to exercise such options during the eighteen (18) month period following the Amendment Effective Date. Executive (or his estate) shall have the right to exercise the 2003/2004 Options during the eighty-two (82) day period following the Amendment Effective Date.

Notwithstanding any provisions of this Section 2 to the contrary, for purposes of all of the awards described above, Executive’s employment shall be treated as continuous through the Amendment Effective Date, provided Executive does not voluntarily resign his employment with the Company prior to December 23, 2012.

2.4 2012 Performance Bonus. To the extent earned and provided Executive does not voluntarily resign his employment with the Company prior to December 23, 2012 and cooperates fully in the transition of his duties during that time, Executive shall be entitled to any cash bonus or other compensation payable to him under the Company’s Non-Equity Incentive Plan for the fiscal year ending December 31, 2012 (as if he had been employed as of such date), which amount shall be payable at such time as bonuses for all members of the Company’s executive management team are paid. In determining whether applicable performance objectives have been met for the 2012 fiscal year, the Company shall exclude from such calculation extraordinary costs arising as a result of Executive’s departure, including, without limitation, all costs incurred in connection with the Company’s recruitment of a new Chief Executive Officer.

3. General Release.

3.1 (a) Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, stockholders, lawyers, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state or federal law including, but not limited to, alleged violations of Title 23 of the Arizona Revised Statutes, including the Arizona Treble Damages Wage Statute (A.R.S. § 23-355 et seq.) and the Arizona Employment Protection Act, the Arizona Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Leave Act and all claims for attorneys’ fees, costs and expenses.

(b) The Company unconditionally, irrevocably and absolutely releases and discharges Executive and his heirs, executors, devisees, lawyers, successors and assigns, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, all losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims arising under local, state or federal law, provided, however the release set forth in this Section 3.1(b) shall not apply to fraudulent conduct on the part of Executive. The Company represents that, as of the date of its execution of this Separation Agreement, it has no actual knowledge of facts or information causing it to believe that Executive has engaged in fraudulent conduct.

3.2 The parties each expressly waive their respective rights to recovery of any type, including, as applicable, damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by a party hereto, or on that party’s behalf, related in any way to the matters released herein.

3.3 The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Executive’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for workers’ compensation or unemployment insurance benefits, as applicable, and any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement. The parties further acknowledge that this general release does not bar any claims the Company has or may have under this Separation Agreement or Executive has or may have under (a) this Separation Agreement, (b) the Company’s employee benefit plans which constitute claims for benefits pursuant to the terms of such plans, except as modified by this Separation Agreement, (c) any directors and officers liability insurance, and (d) any agreement providing for indemnification of Executive by the Company or the Company’s indemnification obligations under its Amended and Restated Certificate of Incorporation.

3.4 The parties each acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Separation Agreement and agree, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.5 The parties each declare and represent that they intend this Separation Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release, and they intend the release herein to be final and complete. The parties execute this release with the full knowledge that, except as otherwise specifically provided herein, this release covers all possible claims against one another, to the fullest extent permitted by law.

4. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or the other Released Parties, in any court or with any governmental agency. Executive agrees that, to the fullest extent permitted by law, Executive will not prosecute, nor allow to be prosecuted on Executive’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Separation Agreement.

5. Nondisparagement. Executive agrees that Executive will not make any written or verbal statements, or encourage others to make any such statements, that defame, disparage or criticize the personal or business reputation, practices or conduct of the Company or any of the other Released Parties. Further, the Company agrees that its officers and directors will not make any written or verbal statements, or encourage others to make any such statements, that defame, disparage or criticize the personal or business reputation, practices or conduct of Executive. Nothing in this Section 5 is intended to prohibit Executive or any officer or director of the Company, as the case may be, from making truthful statements in any legal proceeding or as otherwise required by law

6. Return of the Company Property. Except for Executive’s home computer, home printer and cell phone number, which Executive may retain, Executive understands and agrees that as a condition of receiving the Company’s promises in this Separation Agreement, including the Severance Package in paragraph 1.2, all Company property must be returned to the Company no later than the Separation Date. By signing this Separation Agreement, Executive represents and warrants that Executive shall return all property, data and information belonging to the Company and agrees that Executive will not use or disclose to others any confidential or proprietary information of the Company or the other Released Parties during or at any time after his employment ends.

7. Continuing Obligations. Executive further agrees to comply with the continuing obligations set forth in Paragraphs 13 and 21 hereof and paragraph 8 of the Employment Agreement. Executive further acknowledges and agrees that, should Executive fail to comply with Executive’s obligations under Sections 4, 12, or 13 of this Separation Agreement, the Company shall have the right to pursue all remedies available at law, including, without limitation, the return of all consideration previously paid under this Separation Agreement (excluding the Separation Agreement Consideration), and shall have no obligation to continue to make any of the remaining unpaid payments to or on behalf of Executive contemplated under paragraph 1.2 and subparts of this Separation Agreement, and Executive’s and the Company’s releases shall remain valid and enforceable. In addition, should Executive fail to comply with Executive’s obligations under Sections 4, 12, or 13 of this Separation Agreement, all equity-based awards then held by Executive or to which Executive is otherwise entitled under this Separation Agreement shall be immediately forfeited. Further, in the event Executive breaches any other term of this Separation Agreement, the Company shall have the right to pursue all remedies available at law.

8. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Separation Agreement.

8.1 Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily. If this Separation Agreement is not signed by Executive and delivered to the Company on or before October 13, 2012 (representing the 22nd day after Company has delivered this Separation Agreement to Executive), this Separation Agreement shall be deemed automatically withdrawn and of no force or effect. The parties acknowledge that this Separation Agreement is provided to Executive on September 21, 2012, and the parties agree that any further changes to this Separation Agreement shall not restart the running of the 21-day consideration period required by the Older Workers’ Benefit Protection Act.

8.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by Christopher J. Miner, Senior Vice President and General Counsel, on or before the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (the “Effective Date”).

8.3 Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9. No Admissions. By entering into this Separation Agreement, the Company and the other Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Reaffirmation. Executive understands that this Separation Agreement is intended to be entered immediately (subject to the 21-day consideration period and 7-day revocation period described in Paragraph 8.2), and that the Amendment to Separation Agreement is intended to be entered on or after the Separation Date. Executive acknowledges he received a copy of the Amendment to Separation Agreement on September 21, 2012, and therefore, by the Separation Date will have had well in excess of 21 days to consider whether to sign the Amendment to Separation Agreement. Executive agrees to execute the attached Amendment to Separation Agreement on or within 5 business days after the Separation Date in order to extend and reaffirm the promises and covenants made by him in this Separation Agreement, including but not limited to the general release of all claims. If Executive fails to execute the Amendment to Separation Agreement on or within 5 business days after the Separation Date, or effectively revokes the acceptance of the Amendment to Separation Agreement, the Company shall not be obligated to provide any of the Consideration in paragraph 1 and subparts, including the Severance Package described in paragraph 1.2 or the Equity Based Awards in paragraph 2 and subparts.

11. Transition Assistance and Cooperation. Effective immediately, Executive agrees to cooperate fully in the transition of Executive’s duties. Executive understands and agrees that while most of the transition will take place prior to the Separation Date, the Company may, from time to time, after the Separation Date, require Executive’s assistance at reasonable times and at reasonable places with transitional matters. Executive agrees to cooperate fully with such post-separation matters for a period of six (6) months following the Separation Date, upon the Company’s reasonable request, and shall make himself reasonably available, by telephone or in person, as deemed necessary by the Company, to answer business-related questions and assist in the transition of the Company projects in which Executive was involved prior to the Separation Date. During such six (6) month period, such services shall not exceed ten percent (10%) of the average level of services performed by Executive for the Company prior to January 1, 2013. All post-separation services provided by Executive shall be in consideration for a lump sum payment of One Hundred Thousand Dollars ($100,000), which amount shall be payable on the first regular payday following such six (6) month period and shall in all events be subject to Executive’s compliance with this Section 11. Further, in the event Executive dies during such six (6) month period or is otherwise unable to perform the services required hereunder, the Company shall be obligated to pay Executive only a pro rata sum for the period services were actually provided. The Company will reimburse Executive for reasonable out-of-pocket business expenses incurred by Executive in rendering transition assistance in accordance the Company’s expense reimbursement policy.

12. Standstill. Executive hereby agrees that for the period commencing on the date of this Separation Agreement and ending on December 31, 2014, without the prior written consent of the Board of Directors of the Company, specifically expressed in a resolution adopted by a majority of such directors, Executive will not and will cause its Affiliates (as defined below) not to:

(a) make, effect, initiate, cause or participate in any acquisition of beneficial ownership of any Securities, other than Securities subject to options to purchase common stock of the Company granted to Executive prior to the date of this Separation Agreement;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission as in effect on the date hereof) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any person with respect to the voting of any Securities (as defined below), initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the Securities and Exchange Commission as in effect on the date hereof) stockholders of the Company for the approval of stockholder proposals whether made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or induce or attempt to induce any other person to initiate such stockholder proposal;

(c) seek, propose, or make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale, or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving the Company or any of its Affiliates;

(d) form or cause the formation of, join or in any way participate, directly or indirectly, in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Securities of the Company;

(e) otherwise act, alone or in concert with others, to control or seek to control the management, Board of Directors or policies of the Company, or to seek a change in any member of management of the Company;

(f) seek, alone or in concert with others, the removal of any member of the Board of Directors of the Company;

(g) make any publicly disclosed proposal with respect to the Company or any of its Affiliates;

(h) issue any press release or make any public statement regarding the Company;

(i) make any proposal, statement or inquiry, or disclosing any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request to amend, waive or terminate any provision of this Separation Agreement; and

(j) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing.

For purposes of this Section 12, an “Affiliate” of a person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof and, in addition, shall include “Associates” (as defined in Rule 12b-2) of the Exchange Act as in effect on the date hereof of such person and its Affiliates. The term “Securities” shall mean the shares of common stock and other securities of the Company and its affiliates, as the context implies, entitled to vote generally in the election of directors, any other securities (including, without limitation, rights and options) convertible into, exchangeable for or exercisable for, any of the foregoing (whether or not presently convertible, exchangeable or exercisable), or any indebtedness of the Company or any of its subsidiaries or other Affiliates.

13. Covenant Not to Compete. The Company and Executive hereby acknowledge and agree that provisions of Section 13 of the Employment Agreement (the Covenant Not to Compete) were agreed to and validly established as part of such Employment Agreement, and that in connection with this Separation Agreement the parties have agreed to restate said provision herein, subject to certain modifications intended to narrow the scope of such provision.

(a) The Executive agrees that for a period of two (2) years subsequent to the Separation Date (the “Non-Compete Term”) the Executive shall not:

(i) For himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any business or activity within the Restricted Territory, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly, will in any way compete with the Company (a “Competing Business”). It is understood that “Competing Business” includes any business (A) that derives more than ten percent (10%) of its gross annual revenue, or more than $10 million in gross annual revenues if such sum is less than ten percent (10%) of such company’s gross annual revenue, from, the following business segments: rental and sale of containers, security offices, mobile offices or other portable space solutions, or modular classrooms or any other business that could be reasonably undertaken utilizing the Company’s products, or (B) that the Company evaluated for purchase or investment during Executive’s employment with the Company; provided, however, that notwithstanding the foregoing: (Y) Executive may make passive investments in up to four percent (4%) of the outstanding publicly traded common stock of an entity which operates a Competing Business, and (Z) Executive’s participation as a member of the Board of Directors of Cavco Industries shall not constitutes a violation of this Section 13. By way of example, and not limitation, the following rental businesses shall not be considered a Competing Business, unless at least ten percent (10%) of its gross annual revenues, or more than $10 million in gross annual revenues if such sum is less than ten percent (10%) of such company’s gross annual revenue, are derived from container and/or office rentals: equipment rental; tank rental; fence rental; toilet rental; trash rental; or utility trailer rental. Notwithstanding anything in this subparagraph (a)(i) to the contrary, in the event ten percent (10%) of a company’s gross annual revenue is less than $100,000, such business shall not be considered a Competing Business. The term “Restricted Territory” shall mean the geographic areas consisting of the U.S., Canada, the U.K. and Holland.

(ii) For himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who, at the Separation Date, had, within six (6) months prior to the time of termination of Executive’s employment, been an employee of the Company or any of its subsidiaries, for the purpose or with the intent of enticing such employee away from the employ of the Company or any of its subsidiaries.

(iii) For himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who, as of the Separation Date, had, within six (6) months prior to the Separation Date, been a customer or supplier of the Company or any of its subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or (B) in any way interfering with the relationship between such Person and the Company.

(b) Specific Performance; Repayment of Certain Termination Payment Amounts. The Executive hereby acknowledges that the services rendered to the Company under the Employment Agreement by Executive are of a unique, special and extraordinary character which would be difficult or impossible for the Company to replace or protect, and by reason thereof, the Executive hereby agrees that in the event he violates any of the provisions of subsection 13(a) hereof, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Executive from committing any violation of said subsection 13(a). The Executive agrees that, if he breaches subsection 13(a) of this Agreement, he shall have forfeited all right to receive any amounts payable to him pursuant to this Separation Agreement and he shall promptly repay to the Company the entire amount theretofore paid to him or to his order by reason of any of said subsections, excluding the First Severance Payment Installment.

(c) The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Separation Agreement shall thereby be reformed to reflect the same.

(d) All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Separation Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Separation Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following the Separation Date during which the agreements and covenants of the Executive made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 13.

(e) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 13 hereof, the period of time for which the Executive shall be prohibited pursuant to Section 13 hereof shall be the maximum time permitted by law.

14. Section 409A of the Code.

14.1 This Separation Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Separation Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this Separation Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and the Executive agree that they will execute any and all amendments to this Separation Agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Separation Agreement complies with Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Separation Agreement. The Company shall not be liable to Executive for any payment made under this Separation Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code.

14.2 For purposes of Section 409A of the Code, the right to a series of installment payments under this Separation Agreement shall be treated as a right to a series of separate payments.

14.3 With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Separation Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14.4 To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, amounts payable under this Separation Agreement on account of any termination of employment shall only be paid if the Executive experiences a “separation from service” as defined in Section 409A of the Code.

14.5 In addition, if a payment obligation under this Separation Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code) any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first payroll date after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his death.

15. Liability Insurance/Indemnity.

15.1 Maintenance of D&O Insurance. The Company hereby covenants and agrees that the Company, subject to Section 15.3, shall maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, as more fully described below for 6 years following the Separation Date.

15.2 Rights and Benefits. In all policies of D&O Insurance, Executive shall qualify as an insured in such a manner as to provide Executive the same rights and benefits as are accorded to the Company’s directors and officers.

15.3 Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance for its directors and officers at all, or of any type, terms, or amount, if the Company determines in good faith that: such insurance is not reasonably available; the premium costs for such insurance are disproportionate to the amount of coverage provided; or the coverage provided by such insurance is limited so as to provide an insufficient or unreasonable benefit. Moreover, the Company need not obtain or maintain D&O Insurance for Executive if: (a) Executive is covered, to the same extent as the Company’s D&O Insurance, through insurance maintained by a subsidiary of the Company; (b) the Company is to be acquired and a tail policy providing equivalent coverage can be purchased for pre-closing acts or omissions by Executive; or (c) the Company is to be acquired and D&O Insurance can be maintained by the acquirer that provides equivalent coverage for pre-closing acts and omissions by Executive.

15.4 Indemnity. The Company hereby consents and agrees to indemnify Executive after the Separation Date in accordance with the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law.

16. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

17. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by the parties in breach hereof.

18. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Arizona.

19. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) two (2) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the addresses set forth on the signature page hereto, or at such other addresses as the parties may later designate in writing.

20. Counterparts; Facsimiles. This Separation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Separation Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

21. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Employment Agreement, which shall consist only of paragraphs 7-10, 12, 14, and 18-22 of the Employment Agreement and Section 25 added to the Employment Agreement pursuant to the 2009 Amendment to the Employment Agreement dated as of January 1, 2009, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: October 2, 2012	/s/ Steven G. Bunger
Steven G. Bunger

MOBILE MINI, INC.

Dated: October 2, 2012	By:	/s/ Jeff Goble
Name: Jeff Goble
Title: Director

EXHIBIT A

Group Benefits

AMENDMENT TO SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Amendment to the Separation Agreement and General Release of All Claims (“Amendment”) is made by and between Mobile Mini, Inc., a Delaware corporation (the “Company”), and Steven G. Bunger (“Executive”), and amends the Separation Agreement and General Release of All Claims between those same parties (“Separation Agreement”) by extending the promises and agreements of each and every paragraph and subparagraph of that Separation Agreement, (except those portions of paragraph 8 and its subparts which specifically refer to the acknowledgements, consideration and revocation periods, effective date and preserved rights of Executive relating to the Separation Agreement), through the last day of Employee’s employment, December 23, 2012 (the “Separation Date”).

1. Older Workers’ Benefit Protection Act. This Amendment is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f). Executive is advised to consult with an attorney before executing this Amendment.

1.1 Acknowledgment/Time to Consider. Executive acknowledges and agrees that (a) he has read and understands the terms of this Amendment; (b) he has been advised to consult with an attorney; (c) he has obtained and considered such legal counsel as he deems necessary; (d) he has been given twenty-one (21) days prior to the Separation Date to consider whether or not to sign this Amendment; (e) this Amendment is to be signed on or within 5 business days after the Separation Date; and (f) by signing this Amendment, Executive acknowledges that he does so freely, knowingly, and voluntarily.

1.2 Revocation/Effective Date. This Amendment shall not become effective or enforceable until the eighth day after Executive signs this Amendment (and such signing shall not occur prior to the Separation Date). In other words, Executive must sign this Amendment on or within 5 business days after the Separation Date, and he then has the option to revoke his acceptance of this Amendment within seven (7) days after he signs it. If this Amendment is not signed by Executive and delivered to the Company by December 31, 2012, this Amendment, and Executive’s corresponding right to the Severance Package, shall be null and void. Executive revocation must be in writing and received by Christopher J. Miner, Senior Vice President and General Counsel, on or before the seventh day after it is signed to be effective. If Executive does not revoke his acceptance on or before that date, his acceptance of this Amendment shall become binding and enforceable on the eighth day (“Effective Date of the Amendment”) and the remainder of the Severance Package described in paragraph 1 and subparts and the Equity Based Awards in paragraph 2 and subparts of the Separation Agreement and General Release of All Claims to which this agreement is an amendment shall then become due and payable in accordance with the terms of the Separation Agreement.

1.3 Preserved Rights of Executive. This Amendment does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Amendment. In addition, this Amendment does not prohibit Executive from challenging the validity of waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

1.4 Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed an original, but both of which, taken together, shall constitute one and the same instrument. Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

1.5 Entire Agreement; Modification. This Amendment to Separation Agreement, including the surviving provisions of the Separation Agreement (paragraphs 1-7, 9-20), and the surviving provisions of the Employment Agreement (as set forth in Section 19 of the Separation Agreement), is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Amendment to Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

Dated:
Steven G. Bunger

MOBILE MINI, INC.

Dated:	By:
Name:
Title:

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